As filed with the Securities and Exchange Commission on July 22, 2016
Registration No. 333-176051

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT 333-176051
UNDER
THE SECURITIES ACT OF 1933
___________________
ALASKA AIR GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)
___________________

Delaware	91-1292054
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

19300 International Boulevard
Seattle, Washington 98188
(Address, Including Zip Code, of Principal Executive Offices)
___________________

Alaska Air Group, Inc.
2008 Performance Incentive Plan
(Full Title of the Plan)
___________________

Kyle B. Levine
Vice President, General Counsel
Alaska Air Group, Inc.
19300 International Boulevard
Seattle, Washington 98188
(206) 392-5040
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

COPY TO:
Andor Terner, Esq.
O’Melveny & Myers LLP
610 Newport Center Drive, Suite 1700
Newport Beach, California 92660
___________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

EXPLANATORY NOTE
Alaska Air Group, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to deregister certain shares of the Company’s common stock (the “Common Stock”) that were originally registered by the Company pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission on August 4, 2011 (Commission File No. 333-176051) (the “Prior Registration Statement”), for offer or sale pursuant to the Company’s 2008 Performance Incentive Plan (the “2008 Plan”). The Prior Registration Statement registered 7,600,000 shares of Common Stock (after giving effect to the Company’s two-for-one stock split in March 2012 and its two-for-one stock split in July 2014).
On May 12, 2016 (the “Approval Date”), the Company’s shareholders approved the Company’s 2016 Performance Incentive Plan (the “2016 Plan”). As a result of such approval, no future awards will be made under the 2008 Plan. Pursuant to the terms of the 2016 Plan, 5,756,807 shares of Common Stock that were available for additional award grant purposes under the 2008 Plan, as of the Approval Date and determined immediately prior to the termination of the authority to grant new awards under the 2008 Plan, are available for grant under the 2016 Plan (the “Rollover Shares”). The Rollover Shares are hereby deregistered. The Prior Registration Statement otherwise continues in effect as to the balance of the shares of Common Stock remaining available for offer or sale pursuant thereto.
Contemporaneously with the filing of this Post-Effective Amendment, the Company is filing a new Registration Statement on Form S-8 (the “New Registration Statement”) to register the shares of Common Stock now available for offer or sale pursuant to the 2016 Plan, including the Rollover Shares. In accordance with Instruction E to the General Instructions to Form S-8 and the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Commission Division of Corporate Finance (July 1997), this Post-Effective Amendment is being filed to (i) deregister the Rollover Shares, effective upon the filing of this Post-Effective Amendment, and (ii) reflect the reallocation and carrying forward of the Rollover Shares, effective upon the deregistration thereof, together with the associated registration fees previously paid in respect of the registration of the Rollover Shares pursuant to the Prior Registration Statement, from the Prior Registration Statement to the New Registration Statement.
SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on July 22, 2016.
ALASKA AIR GROUP, INC.
By: /s/ Bradley D. Tilden
Bradley D. Tilden
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Bradley D. Tilden Bradley D. Tilden	Chairman, President and Chief Executive Officer (Principal Executive Officer)	July 22, 2016
/s/ Bradon S. Pedersen Brandon S. Pedersen	Executive Vice President/Finance and Chief Financial Officer (Principal Financial Officer)	July 22, 2016
/s/ Christopher M. Berry Christopher M. Berry	Controller, Alaska Airlines Managing Director, Accounting (Principal Accounting Officer)	July 22, 2016
/s/ Patricia M. Bedient Patricia M. Bedient	Director	July 22, 2016
/s/ Marion C. Blakey Marion C. Blakey	Director	July 22, 2016
/s/ Phyllis J. Campbell Phyllis J. Campbell	Director	July 22, 2016
/s/ Dhiren R. Fonseca Dhiren R. Fonseca	Director	July 22, 2016
/s/ Jessie J. Knight, Jr. Jessie J. Knight, Jr.	Director	July 22, 2016
/s/ Dennis F. Madsen Dennis F. Madsen	Director	July 22, 2016
/s/ Helvi K. Sandvik Helvi K. Sandvik	Director	July 22, 2016
/s/ Katherine J. Savitt Katherine J. Savitt	Director	July 22, 2016
/s/ J. Kenneth Thompson J. Kenneth Thompson	Director	July 22, 2016
/s/ Eric K. Yeaman Eric K. Yeaman	Director	July 22, 2016